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                       [SARD VERBINNEN & CO LETTERHEAD]

                                                                   EXHIBIT 99.2

SARD VERBINNEN & CO                                                       NEWS

FOR IMMEDIATE RELEASE

                                           Contact: George Sard/Debbie Miller
                                                    Sard Verbinnen & Co
                                                    212/687-8080



         TICKETMASTER COMPLETES ACQUISITION OF ITS CANADIAN LICENSEES


        LOS ANGELES, CA, May 15, 1997 - Ticketmaster Group, Inc. (NASDAQ:TKTM) announced today that it has completed the previously announced acquisition of 100% of the businesses of its Canadian licensees, Vancouver Ticket Centre Limited and Ticketmaster Canada, Inc. Terms of the deal were not disclosed.

        The two Canadian licensees sell a combined 7 million tickets per year. The acquisition will expand Ticketmaster's overall sales by more than 10%. Ron Barre will remain as chief executive officer of the Canadian operations, and all senior executives in Canada have signed five-year employment contracts.

        Ticketmaster is the world's leading computerized ticketing service, selling 60 million tickets a year through over 2,500 retail ticket center outlets, 16 nationwide telephone call centers, licensees, client box offices and Ticketmaster's Internet site. Ticketmaster serves more than 3,500 clients in the U.S., Canada, Mexico, Europe, and Australia. The company provides ticketing for 77 professional sports franchises and hundreds of leading arenas, stadiums, performing arts venues, and theaters. Clients receive comprehensive ticket inventory control and management, broad distribution, and dedicated marketing and support services. The public receives convenient access to tickets for more than 150,000 events a year, including a broad range of concerts, sports, family entertainment, performing arts, and movies.



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